                                                    Exhibit 3.2.1

Amendment to Edgewell Personal Care Company Amended and Restated Bylaws
effective as of November 5, 2020

ARTICLE II - BOARD OF DIRECTORS

SECTION 6 WRITTEN CONSENT OF DIRECTORS: If all the directors severally or collectively shall consent in writing or by electronic transmission (i.e., transmission effected by electronic means, including but not limited to a transmission effected by telephone tones, telefacsimile, wireless device, or over the internet that creates a record that may be retained, retrieved, and reviewed by the recipient) to any action which is required to be or may be taken by the directors, such consents shall have the same force and effect as a unanimous vote of the directors at a meeting duly held. The Secretary shall file such consents with the minutes of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
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